Exhibit 99.1

Bio-Path Holdings to Present at the 10th Annual BIO Investor Forum

FOR IMMEDIATE RELEASE

HOUTSON, TX, October 19, 2011 – Bio-Path Holdings, Inc., (OTC BB: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that Peter Nielsen, President and Chief Executive Officer, will present a company overview at the 10th Annual BIO Investor Forum Conference in San Francisco on Wednesday, October 26, 2011 at 3:00 p.m. Pacific Time (6:00pm Eastern Time).

A webcast of Mr. Nielsen’s remarks will be available live. You can access the webcast at the Company’s website: www.biopathholdings.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion.   Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers.  Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors, and its third candidate is a liposomal siRNA cancer drug that is in the final pre-clinical development stage. These product candidates and the delivery technology have been licensed from The University of Texas MD Anderson Cancer Center.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Peter Nielsen	Rhonda Chiger (investors)
President & Chief Executive Officer	Rx Communications Group, LLC
Tel 832.971.6616	Tel 917.322.2569
rchiger@rxir.com